Exhibit 99.2

StorageTek
Q4 2004 Conference Call
Script of Prepared Remarks of Pat Martin

Good afternoon everyone, and thank you for joining us today. As usual, I will make a few opening remarks, and then I’ll turn it over to Bobby who will cover our fourth quarter and our year financial performance, in depth.

By now, I’m sure that you have had the opportunity to read our earnings release. We are extremely pleased with the revenue improvement and earnings growth that we delivered in the fourth quarter. On a year-over-year basis, we have now increased our earnings for eighteen straight quarters.

In the fourth quarter, we generated $666 million in revenue, $89 million in net income and earned $0.83 per diluted share. That is a 30% improvement in earning per share from the fourth quarter 2003. We grew our revenues by 2% on a year-over-year basis and by 26% over the third quarter of this year. Service revenues continue to be strong and they increased 7% over fourth quarter of 2003 and 6% over third quarter of 2004. Lastly, we grew our product revenue by 42% over the third quarter of this year.

And we delivered strong margins in the quarter. Product gross margins surpassed 53% and total gross margins were 50%. Our existing products plus our new offerings have been well received in the marketplace, and have contributed to this margin performance.

For the full year, revenue was up 2% to $2.2 billion and net income was up 28% to $191 million. This is the fourth consecutive year where earnings have grown over 25%.

When I think back where we were four years ago, and where we are today, I am very proud of our team and our employees here at StorageTek.

In the last four years, annual operating margin has increased fourfold to 10%. That’s an increase from 2.3% in the year 2000. In four years, we have improved earnings per share by over 600%. And this was done in one of the roughest periods for technology spending. Throughout this period, we have consistently and dramatically increased value for our shareholders and our customers.

Our balance sheet continued to strengthen throughout the year. As of the end of 2004, our cash and investment position was $1.2 billion dollars and we used $195 million of cash for our stock repurchase programs in 2004.

Revenue from our automated tape solutions was up 38% over the third quarter this year. Our automated tape solutions are the preferred solutions of choice for data protection and archiving, in both the mid-range, and especially in the high-end compute environments. For the fourth quarter, tape automation was up 21% over the same period in 2003 and up 31% sequentially. This quarter, we enjoyed the revenue contribution from both the SL8500, our high-end library as well as the SL500, our new mid-range library. This modular library started shipping in the fourth quarter and is the most scalable, rack-mounted tape automation solution in the marketplace today.

In addition to launching an innovative mid-range library, we had many successes within our Automated Tape Solutions business this quarter. Enterprise tape revenue, excluding the VSM, grew by over 11% from fourth quarter 2003 and about 36% from the third quarter this year.

Even though we had a record year for our Virtual Storage Manager (VSM) in 2003, we still grew our revenue in 2004. We began shipping the VSM with a FICON interface in the fourth quarter. Customers are adopting FICON in their data centers as it provides increased performance, connectivity and distance capabilities over the traditional ESCON interface. This enables customers to perform quicker backups and improve productivity.

We had a number of VSM customer “wins” in the quarter. Our victories included a large department store, that needed to facilitate moving its data center workload to two data centers in the Midwest. Their consolidation resulted in the purchase of four VSM4s and over one hundred T9840C tape drives. Our virtual offerings continue to be well received by customers in various industries, with varying requirements.

Our open-systems disk revenue was up over 15% in 2004 and up almost 250% over the last three years. We saw a nice rebound in disk revenue in the fourth quarter with a 49% sequential growth. Open systems disk was up 12% over fourth quarter 2003 and up 48% sequentially. This can be attributed to our success in the mid-market with our Fibre Channel offering and certainly to our ATA solutions which saw an 80% growth in revenue on a year-over-year basis.

Networking revenue was up 13% over fourth quarter 2003 and up over 100% from the third quarter of this year. Additionally, we recently announced a reseller agreement with Cisco for several of their networking products and services. This agreement rounds out our network offerings, as we now have relationships with Cisco, McData and Brocade.

Our storage services continue to be key for our customers, and profitable for our investors. Revenue from storage services is up 34% over the last three years. And services had another strong fourth quarter in 2004. Once again, our services revenue, in this quarter constituted the highest that was ever generated in our 35-year history. Services revenue grew 7% over the fourth quarter 2004 and up 8% for the full year. Within that segment, maintenance revenue grew 7% and the other services grew over 20% for the full year.

Our Service revenues are significant. This segment now constitutes over 41% of our total revenue. Maintenance stream is 36% of total revenue and is a steady stream of recurring revenue. The professional services portion of services, is key to partnering with our customers, as they develop and implement their storage strategies.

In the fourth quarter, we closed on the purchase of Storability. The acquisition of the Storability software, allows us to provide an enterprise-wide view of a customers’ storage infrastructure, by serving as a single point of management in a multi-vendor, multi-site environment. This software complements our ILM offerings and enables our customers to optimize their asset utilization, increase management efficiency, enhance quality of services and achieve higher availability.

While I just said that the software is complementary to our offerings, it’s important to understand that the platform is much more than that – it is key to future offerings. That really was the rationale for the acquisition. The market is no longer segmented by tape, disk and networking products – it’s all about what the customers’ needs are and how they are managing the data.

The addressable markets are now viewed by customer demands, that is: primary storage, data protection and archive. We are beginning to see the disruption of the primary storage market as new technologies come to market. As an indicator of this, in 2004, we saw over a 160% growth in the number of terabytes shipped in our ATA offering.

Our customers are finding the benefit of expanding their storage environments to include our FlexLine 200 (formerly known as BladeStore). One of our customers, a leading telecommunications company, is an excellent example, of how the market is shifting. This customer is constantly bringing new applications on line, and finding that their capacity needs are growing faster than they can successfully manage. To address this they are installing additional StorageTek solutions to handle their archive needs and to solve their back-up and restore issues through disk-to-disk-to-tape backup. They’ve acquired 20 VSM4s, over 500 9840C tape drives, 26 SL8500 libraries, one petabyte of FlexLine 200, as well as a five year services agreement. Clearly, customers are embracing and implementing our offerings as they manage their data throughout its lifecycle.

Through our existing offerings and those that, we will be coming out with, over the next year, we are enabling customers to make backup and recovery simple and reliable. As corporations identify and establish long-term archival policies and requirements, we bring hardware, software and services that support them in this process. Customers are adopting technologies and services in ways they never have before.

This quarter, we were awarded a three-year services contract, from one of the UK’s largest banking and financial services groups. The customer needed to reduce total IT spending and decrease their storage management costs. StorageTek will be providing them a single point of contact for all hardware related issues, providing flexible on-site engineering resources to meet their needs. This was a significant win and highlights this company as our largest services customer in the United Kingdom.

From a geographic perspective, total revenue for 2004 was up 7% in EAME (Europe, Africa and Middle-East). We continue to see improvement in our European operations and this quarter we saw particular strength in our United Kingdom business.

Our direct channels increased their total revenue contribution to 54% for 2004, compared to 53% for 2003. This strength in the direct channel and the expansion in our gross margin, can be attributed to the launching of our ILM solutions throughout the second half of 2004.

Reflecting back to November of 2000, we first laid out our multi-year plan with the objective of becoming the storage experts, and we now call that strategy: Information Lifecycle Management. We outlined specific goals and objectives that were financial, market and customer driven. Even through a difficult IT environment, we have been driving to increase the value that we bring to shareholders and to the marketplace and, we say with great pride, that we have delivered on most of those goals.

We said that we would expand our gross margins while increasing market share – we’ve done that. We said that we would create efficiencies in our engineering and manufacturing efforts, while still delivering state-of-the-art technologies – we’ve done that. We said that we would reach annual operating margins of 10% and now we’ve done that too.

But it’s critical to understand, we’re not finished. In fact, we’re just getting started.

Over the next several quarters you will see us bring new product and service offerings to the market, while we continue to expand our addressable markets. We have the opportunity to exploit, a time where customer needs are increasing, as their budgets are shrinking. Through our expanded services offerings and cutting-edge technologies, we have an opportunity to position ourselves as a premier partner with our customers.

As we look to the future, we are excited about 2005 and beyond. Clearly the investments that we have been making for the last several years are paying off. We are taking up the 2005 numbers for revenue and earnings that are already out there. Currently, we expect that our revenue growth for 2005 will be similar to that of the overall IT market which is expected to grow 4 or 5 percent as outlined in recent surveys. That is, we expect to grow our revenues in the mid-single digits. That revenue growth should allow us to deliver pretax earnings of between $260 million and $270 million. That is a 10% to 14% year-over-year profit growth.

Our ILM approach continues to be very aggressive. We help our customers understand what is happening to their data throughout its lifetime, and this is becoming an increasingly important aspect of effective data management. Again, we’re pleased with the quarter and the year and we are excited and energized about our opportunities in 2005. At this time, I’d like to turn it over to Bobby Kocol.